Exhibit 99.1

Entorian Technologies Reports First Quarter 2009 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--May 12, 2009--Entorian Technologies Inc. (NASDAQ: ENTN), a leading provider of differentiated technologies and vertical solutions to original equipment manufacturers (OEMs), today announced financial results for the first quarter ended March 31, 2009.

Total revenue for the quarter was $13.0 million, which exceeded the company’s previously stated guidance range of $7.0 to $10.0 million. This compares to revenue of $19.9 million in the fourth quarter of 2008, and $8.6 million in the first quarter of 2008. Product revenue in the first quarter of 2009 was $12.9 million, compared to $19.9 million in the previous quarter and $7.2 million in the first quarter a year ago. Product revenue included $9.5 million associated with the company’s rugged technology solutions business and $3.4 million from the company’s memory solutions business. License revenue for the quarter was $96,000, compared to $28,000 in the previous quarter and $1.4 million in the first quarter of 2008.

“The first half of 2009 represents a transitional period as we continue to build on our foundation for growth as a rugged computing solutions provider,” commented Stephan Godevais, Entorian’s president and chief executive officer. “Our revenue in the first quarter was the result of stronger-than-anticipated sales of our fully rugged notebook. During the quarter, our leading OEM customer launched its next-generation, fully rugged notebook. It is based on our new, differentiated rugged computing technologies, which enhance protection from drops, rain, dust, dirt, spills and temperature extremes. The initial end customer response to the product has been strong,” stated Mr. Godevais.

He further commented, “Also included in the first quarter revenue was $3.5 million from our memory solutions business, reflecting the final quarter in which we manufactured our stacked memory products. Beginning with the second quarter, we transferred manufacturing to our licensees, which will generate future royalties for us. As a result of these actions, we significantly reduced operating expenses and improved gross margins, contributing to improvements to our bottom line.”

Gross profit for the first quarter 2009 was $2.8 million, or 22 percent of revenue, compared to 5 percent in the previous quarter. On a non-GAAP basis, gross margin was 27 percent in the first quarter of 2009, compared to 13 percent in the previous quarter.

In accordance with generally accepted accounting principles (GAAP), total operating expenses in the first quarter of 2009 were $7.7 million, compared to $14.0 million in the previous quarter. First quarter GAAP operating expenses included a restructuring charge of $2.3 million primarily associated with closing the company’s manufacturing operations in Reynosa, Mexico and the associated headcount reductions. The fourth quarter of 2008 operating expenses included a restructuring charge of $2.7 million and a $4.1 million charge related to goodwill impairment. SG&A represented approximately 25 percent of net revenue, including stock-based compensation expense of $0.2 million, compared to 21 percent in the previous quarter. R&D was approximately 17 percent of revenue, compared to 15 percent in the previous quarter. On a non-GAAP basis, total operating expenses for the quarter were $7.4 million, compared to $9.1 million in the previous quarter.

First quarter GAAP net loss was $5.0 million, or ($0.11) per diluted share, compared to a net loss in the previous quarter of $13.1 million, or ($0.28) per diluted share.

Excluding non-cash charges for stock-based compensation, amortization and impairment of fixed assets, acquisition intangibles and goodwill, the non-GAAP net loss for the first quarter was $4.1 million, or ($0.09) per diluted share, compared to the non-GAAP net loss of $6.8 million, or ($0.15) per diluted share, in the previous quarter. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement tables following the text of this press release.

Cash, cash equivalents and investments on March 31, 2009 were $19.1 million, compared to $24.6 million on December 31, 2008. During the first quarter, the company repurchased approximately 40,000 shares of its common stock under its repurchase program at a cost of approximately $8,000. As of December 31, 2009, the company had approximately $6.8 million remaining under its stock repurchase plan.

Inventory as of March 31, 2009 was $1.9 million, compared to $5.0 million in the previous quarter. Accounts receivable was $10.7 million, compared to $5.3 million in the previous quarter. The increase in accounts receivable is primarily due to the timing of product deliveries and invoicing that occurred late in the quarter. Capital expenditures were $742,000 and depreciation expense was $940,000.

Business Outlook

“I am pleased with the progress we made during the quarter as part of our efforts to transition the company. I believe the launch of our OEM customer’s next-generation product during the first quarter demonstrates the value of our differentiated technologies. When coupled with our reduction in operating expenses and improvements to gross margin during the period, we have better positioned the company to drive revenue growth as the overall macroeconomic environment begins to improve. Looking forward, our near-term visibility remains limited due to continued uncertainty in the economic environment and the timing of a recovery in our target markets. In addition, it is difficult to predict the rate of adoption of our OEM customer’s newly launched fully rugged notebook. As a result, we remain focused on stringently managing our expenses,” concluded Mr. Godevais.

Entorian expects second quarter 2009 revenue to range between $5 million and $8 million. The company expects capital spending and depreciation expense to be approximately $500,000 and $600,000, respectively.

Cautionary Language

This press release contains forward-looking statements. These statements are generally accompanied by words such as “expect,” “believe,” and similar expressions. These statements include our second quarter 2009 revenue, capital spending and depreciation expense, as well as our belief that the launch of our OEM customer’s next-generation product during the first quarter demonstrates the value of our differentiated technologies. We do not have sufficient backlog to rely upon when forecasting results, so our future performance is very difficult to predict. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Risks and uncertainties that may cause future results to differ include, but are not limited to, the risk of a change in the timing and volume of sales of our products; a shortage of critical parts, which could negatively impact our ability to fulfill customer orders; fluctuating demand for, and life cycles of, our products; changes in our relationship with our largest customer with which we have an exclusive sales and marketing agreement regarding certain ruggedized computer notebook products, including but not limited to termination of the contract by our customer; inconsistency in forecasts provided to us by our largest customer, resulting in increased inventory exposure as we build to our customer’s current forecast; operational risks from our reliance on suppliers, subcontractors and third-party manufacturers for the production of ruggedized products; changes in the level of our operating expenses; our ability to develop new products that are successfully qualified and utilized by customers; our ability to manufacture and ship products within a particular reporting period; our ability to enter into new licensing arrangements, and the terms and conditions for payment to us of license fees under these agreements; the timing of, and introduction of, competing, replacement or substitute products and technologies by others; our ability to enforce our intellectual property rights or to defend claims that we infringe the intellectual property rights of others, and the significant costs to us of related litigation; the potential loss of key employees resulting from acquiring Augmentix Corporation; having significant customer concentration and the impact on our operating results of a material decline in orders from any customer or of a consolidation of our customers; the risk that a competitor or significant customer develops or adopts an alternative solution or competing product; the risk that demand for our solutions is lower than expected; the risk that our average selling prices decline during the period more than we expect because of competitive pressures, substituted products or overall reduced demand for systems that incorporate our technologies; the risks that a substantial portion of our revenue depends on the sale of our ruggedized notebook products; the risk that we are dependent on a limited number of suppliers; risks associated with budget constraints of federal, state and local governments that could negatively impact sales of our ruggedized products; risks associated with the failure of our ruggedized products to meet the military specification MIL-STD-810F; the risks associated with expanding into new markets without past experience in those markets and to releasing new products generally; the risk that our new technologies are not completed, tested or accepted in a timely fashion; the risk that we are unable to protect our intellectual property rights; the risk that we are unable to productize or monetize the intellectual property that we develop; the risk that we will be unable to enter into additional license agreements to license our technologies; the risks associated with intellectual property litigation or other litigation; risks related to qualifying our current or future products in our customers’ future products; risks related to increasing our royalty-based revenue; risks associated with competing with larger companies and companies with market share where we are targeting expansion; risks related to product liability claims in the event our services and technologies are used in defective products or include defective parts; risks associated with acquiring other businesses or technologies in the future; the risks of seasonality, to which we are subject; and the risks associated with our dependence on a few key personnel to manage our business effectively.

For a discussion of these and other factors that could impact our financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to our recent filings with the Securities and Exchange Commission, and in particular, our Form 10-K filed on March 12, 2009. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present operating income, net income and earnings per diluted share on a basis excluding non-cash charges for stock-based compensation and amortization and impairment of acquisition intangibles and the associated income tax effect. Details of these excluded items are presented in one of the tables below, which reconcile the GAAP results to non-GAAP financial measurements described in this press release. Entorian has chosen to provide non-GAAP financial measurements to investors because it believes that excluding certain charges represents a better basis for the comparison of its current results to the results of its peer companies. In addition, the company believes that it provides a means to highlight the results of core ongoing operations to investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

About Entorian Technologies

Entorian Technologies Inc. (NASDAQ: ENTN) is a leading provider of differentiated technologies and vertical solutions to OEMs. With an IP portfolio of more than 200 patents and pending patent applications, the company offers high-speed, high-capacity solutions, and technology licensing. Entorian’s subsidiary, Augmentix Corporation, provides military, enterprise and government customers with mission‐critical computing solutions for rugged environments. Augmentix servers and mobile products combine best‐in‐class technologies and standardized components from industry leader Dell, with proven ruggedization methods from Augmentix. Its rugged systems are environmentally robust and technologically advanced. For more information, go to www.entorian.com and www.augmentix.com.

Entorian is a trademark of Staktek Group LP and Augmentix is a trademark of Augmentix Corporation.

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended
	March 31,	Dec. 31,	March 31,
	2009	2008	2008
Revenue:
Product	$12,943	$19,855	$7,212
License	96	28	1,400
Total revenue	13,039	19,883	8,612
Cost of revenue:
Product (1)	9,564	17,401	8,913
Amortization of acquisition intangibles	626	906	588
Impairment of acquisition intangibles and fixed assets	-	590	-
Total cost of revenue	10,190	18,897	9,501
Gross profit (loss)	2,849	986	(889)
Operating expenses:
Selling, general and administrative (1)	3,198	4,114	4,229
Research and development (1)	2,186	2,960	1,304
Restructuring	2,317	2,743	-
Amortization of acquisition intangibles	35	52	186
Goodwill impairment	-	4,084	-
Total operating expenses	7,736	13,953	5,719
Loss from operations	(4,887)	(12,967)	(6,608)
Other income (expense):
Interest income	78	154	506
Interest expense	(123)	(107)	(3)
Other, net	(73)	(248)	28
Total other income (expense), net	(118)	(201)	531
Loss before income taxes	(5,005)	(13,168)	(6,077)
Provision (benefit) for income taxes	14	(36)	(215)
Net loss	$(5,019)	$(13,132)	$(5,862)
Loss per share:
Basic	$(0.11)	$(0.28)	$(0.13)
Diluted	$(0.11)	$(0.28)	$(0.13)
Shares used in computing loss per share:
Basic	46,894	46,844	46,737
Diluted	46,894	46,844	46,737

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$8	$45	$83
Selling, general and administrative expense	196	597	474
Research and development expense	88	92	120
	$292	$734	$677

ENTORIAN TECHNOLOGIES INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)

	Three Months Ended
	March 31,	Dec. 31,	March 31,
	2009	2008	2008
GAAP loss from operations	$(4,887)	$(12,967)	$(6,608)
Non-GAAP adjustments:
Amortization of acquisition intangibles	661	958	774
Impairment of acquisition intangibles and fixed assets	-	590	-
Goodwill impairment	-	4,084	-
Stock-based compensation expense	292	734	677
Total non-GAAP adjustments	953	6,366	1,451
Non-GAAP loss from operations	$(3,934)	$(6,601)	$(5,157)

GAAP net loss	$(5,019)	$(13,132)	$(5,862)
Total non-GAAP adjustments affecting income from operations	953	6,366	1,451
Tax adjustment*	-	(35)	18
Non-GAAP net loss	$(4,066)	$(6,801)	$(4,393)

Shares used in calculating non-GAAP diluted loss per share	46,894	46,844	46,737

Non-GAAP diluted loss per share	$(0.09)	$(0.15)	$(0.09)

* The non-GAAP tax adjustment represents the tax effect of the non-GAAP adjustments.

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	Dec. 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,389	$15,651
Investments	1,626	1,639
Accounts receivable, net of allowances of $703 in 2009 and $597 in 2008	10,663	5,256
Inventories	1,876	5,018
Prepaid expenses	687	510
Income tax recoverable	1,650	1,571
Deferred tax asset	267	271
Other current assets	1,240	1,592
Total current assets	28,398	31,508
Property, plant and equipment, net	3,705	4,439
Long-term investments	7,053	7,337
Other intangible assets, net	10,017	10,611
Other assets	67	81
Total assets	$49,240	$53,976

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,492	$4,995
Accrued compensation	1,385	1,951
Accrued liabilities	2,569	1,535
Total current liabilities	8,446	8,481
Other accrued liabilities	217	180
Deferred tax liabilities	171	170
Convertible notes payable	3,847	3,847
Related party convertible notes payable	6,805	6,805

Stockholders' equity:
Capital stock	149,720	149,428
Treasury stock	(25,858)	(25,850)
Accumulated other comprehensive income	22	26
Accumulated deficit	(94,130)	(89,111)
Total stockholders' equity	29,754	34,493
Total liabilities and stockholders' equity	$49,240	$53,976

ENTORIAN TECHNOLOGIES INC.
RECONCILIATION OF ADDITIONAL GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands; unaudited)

	Quarter Ended
	March 31,	Dec. 31,	March 31,
	2009	2008	2008
Gross profit (loss)	$2,849	$986	$(889)
Non-GAAP adjustments:
Amortization of acquisition intangibles	626	906	588
Impairment of acquisition intangibles and fixed assets	-	590	-
Stock-based compensation	8	45	83
Non-GAAP gross profit (loss)	$3,483	$2,527	$(218)

Total revenue	$13,039	$19,883	$8,612

Non-GAAP gross margin percentage	27%	13%	(3%)

Operating expenses	$7,736	$13,953	$5,719
Non-GAAP adjustments:
Amortization of acquisition intangibles	35	52	186
Goodwill impairment	-	4,084	-
Stock-based compensation	284	689	594
Non-GAAP operating expenses	$7,417	$9,128	$4,939

Selling, general and administrative expense	$3,198	$4,114	$4,229
Non-GAAP adjustments:
Stock-based compensation	196	597	474
Non-GAAP selling, general and administrative expense	$3,002	$3,517	$3,755

Non-GAAP SG&A as a percentage of total revenue	23%	18%	44%

Research and development expense	$2,186	$2,960	$1,304
Non-GAAP adjustments:
Stock-based compensation	88	92	120
Non-GAAP research and development expense	$2,098	$2,868	$1,184

Non-GAAP R&D as a percentage of total revenue	16%	14%	14%

CONTACT:
Company Contact:
Entorian Technologies Inc.
Kirk Patterson, 512-334-0111
Senior Vice President and CFO
investors@entorian.com
or
Investor Contact:
Shelton Investor Relations
For Entorian Technologies Inc.
Beverly Twing, 972-239-5119 x 126
investors@entorian.com